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                                                                    Exhibit 23.2

                     Consent of Osburn, Henning and Company

Florida Choice Bankshares, Inc.
Mt. Dora Florida

        We hereby consent to the inclusion of our report dated February 10, 2004 relating to the financial statements of Florida Choice Bank as of and for the year ended December 31, 2003, as included in the consolidated financial statements of Florida Choice Bankshares, Inc. and Subsidiary (the "Company") as of and for the year ended December 31, 2004, in the Company's 2004 annual report on Form 10-KSB.

/s/ Osburn, Henning and Company
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Osburn, Henning and Company
Orlando, Florida
March 22, 2005